UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 4, 2009

SYNOPSYS, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-19807	56-1546236
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

700 East Middlefield Road
Mountain View, California 94043
(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 584-5000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 4, 2009, the Compensation Committee of the Board of Directors of Synopsys, Inc. (the “Company”) determined that the Company’s executive officer fiscal 2010 base salaries and fiscal 2010 target bonuses would remain unchanged from fiscal 2009 levels. The payment of 2010 target bonuses will be based upon achievement of performance objectives to be determined by the Compensation Committee on or before February 1, 2010.  The Compensation Committee also granted (i) stock options, effective December 4, 2009, vesting quarterly over the following 16 quarters, and (ii) performance-based RSUs, 25% of which vest upon the achievement of a fiscal 2010 non-GAAP net income target, and if that threshold is achieved, the remainder continue to vest in three equal annual increments thereafter.  Upon assessment of Company and individual performance during extraordinary economic times, the Committee also awarded additional individual awards as set forth below.

In connection with these decisions, the Compensation Committee approved fiscal 2009 cash incentive award payments based upon the Company’s achievement of fiscal 2009 performance objectives under the Synopsys, Inc. 2009 Executive Incentive Plan (EIP) and certified that the Company achieved the target level of fiscal 2009 non-GAAP net income required for certain previously granted performance-based Restricted Stock Units (RSUs) to begin vesting (25% of such RSUs as of December 2, 2009).

The following table sets forth the equity awards and cash bonuses for our Named Executive Officers described above:

Name	Stock Options	Performance- based RSUs (contingent)(1)	Individual Award	EIP Award	Performance- based RSUs earned(2)
Aart de Geus	182,500	60,833	$212,438	$1,035,000	19,950
Chi-Foon Chan	120,000	40,000	$234,914	$659,812	10,825
Brian Beattie	60,000	20,000	$116,369	$431,250	6,650
Joseph Logan	60,000	20,000	$150,634	$446,723	6,250
Brian Cabrera	35,000	11,700	$45,991	$168,188	2,900

(1) RSUs do not vest unless target non-GAAP net income for fiscal year 2010 is achieved.

(2) 25% vested as of December 4, 2009; the remaining 75% vest in three annual equal increments on the next three anniversaries of December 8, so long as the executive is providing continuous services for the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2009	SYNOPSYS, INC.

/s/ Brian E. Cabrera
Brian E. Cabrera
Vice President, General Counsel and Corporate Secretary

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